Exhibit 99.1

FOR IMMEDIATE RELEASE

December 10, 2020

CONTACT:

Investor Relations - (301) 968-9300

Media Relations - (301) 968-9303

AGNC Investment Corp. Announces Leadership Succession

Bethesda, MD – December 10, 2020 - AGNC Investment Corp. (Nasdaq: AGNC) (“AGNC” or the “Company”) announced today that, effective July 1, 2021, Gary Kain, the Company’s Chief Executive Officer and Chief Investment Officer, will transition to the role of Executive Chairman of the Board of Directors of the Company (the “Board”). As Executive Chairman, Mr. Kain will remain an integral member of the executive management team and continue to play a significant role in the Company’s ongoing investment decisions, risk management activities, and capital management strategies. In his new capacity, Mr. Kain will also, in consultation with the Lead Independent Director, preside over AGNC’s board and stockholder meetings. Mr. Kain’s term as Executive Chairman will begin on July 1, 2021 and is expected to continue through at least December 31, 2022. Prue Larocca, currently AGNC’s Board Chair, will continue as the Board’s Lead Independent Director and will become Vice Chair, effective July 1, 2021.

Today, the Board also announced that it has selected Peter Federico, who currently serves as President and Chief Operating Officer, to succeed Mr. Kain as the Company’s Chief Executive Officer, and Christopher Kuehl, who currently serves as Executive Vice President, to become the Company’s Chief Investment Officer, both effective July 1, 2021.

“Peter, Chris and I have worked together for virtually my entire tenure with AGNC, and I look forward to continuing our partnership over the coming years as I transition to my new role as Executive Chairman,” said Mr. Kain. “While I will remain actively engaged in important investment decisions such as asset selection, leverage, hedging, and capital allocation, I cannot think of two more capable individuals to lead AGNC’s day to day investment activities. I am confident that their vast knowledge of the industry, experience and strategic vision have prepared them to succeed in their new roles and to further AGNC’s position as a market-leading residential mortgage REIT. We are confident that this will be a seamless transition and will position AGNC well for the long-term.”

“The management changes announced today provide for the continuity of our management team, whose strength is one of our key competitive advantages,” said Ms. Larocca. “Gary is a thought leader in the mortgage space, and his extraordinary stewardship over the years has driven AGNC’s growth and investment excellence since 2009, creating exceptional value for our stockholders. Peter and Chris are highly respected leaders who have contributed immensely to AGNC’s success since joining the Company, and I am confident they will drive AGNC’s strong performance over the years to come. I also look forward to continuing to work with Gary in his new role as Executive Chairman, and we will work closely with our Board to oversee AGNC’s strategy and focus on the long-term interests of our stockholders.”

Mr. Kain has served as AGNC’s Chief Executive Officer since March 2016 and Chief Investment Officer since January 2009, when he joined the Company. He previously served as President from April 2011 until March 2018.

“I am honored to be selected as the next Chief Executive Officer of AGNC,” said Mr. Federico. “Above all else, I look forward to the opportunity to lead the phenomenal AGNC team as we strive, as always, to deliver best-in-class risk-adjusted returns to our stockholders. It has been a true privilege to collaborate with Gary over the past decade at AGNC to drive significant equity growth and strong total stock and economic returns. Chris and I look forward to continuing to partner with him in our new roles.”

Mr. Federico joined AGNC in May 2011 and has served as President and Chief Operating Officer since March 2018. Previously, Mr. Federico was Executive Vice President and Chief Financial Officer from July 2016 until March 2018 and Senior Vice President and Chief Risk Officer from June 2011 until July 2016.

Mr. Kuehl joined AGNC in August 2010 and has served as AGNC’s Executive Vice President – Agency Portfolio Investments since November 2016. He was previously a Senior Vice President from March 2012 through October 2016.

For further information or questions, please contact Investor Relations at (301) 968-9300 or IR@AGNC.com.

ABOUT AGNC INVESTMENT CORP.

AGNC Investment Corp. is an internally managed real estate investment trust that invests primarily in residential mortgage-backed securities for which the principal and interest payments are guaranteed by a U.S. Government-sponsored enterprise or a U.S. Government agency. For further information, please refer to www.AGNC.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements. Forward-looking statements are based on estimates, projections, beliefs and assumptions of management of the Company at the time of such statements and are not guarantees of future performance. Forward-looking statements involve risks and uncertainties in predicting future results and conditions. Actual results could differ materially from those projected in these forward-looking statements due to a variety of important factors, including, without limitation, changes in interest rates, changes in the yield curve, changes in prepayment rates, the availability and terms of financing, changes in the market value of the Company’s assets, general economic conditions, market conditions, conditions in the market for agency securities, and legislative and regulatory changes that could adversely affect the business of the Company. Certain factors that could cause actual results to differ materially from those contained in the forward-looking statements, are included in the Company’s periodic reports filed with the Securities and Exchange Commission (“SEC”). Copies are available on the SEC’s website, www.sec.gov. The Company disclaims any obligation to update or revise any forward-looking statements based on the occurrence of future events, the receipt of new information, or otherwise.